CERTIFICATE OF AMENDMENT

                                       OF

                      RESTATED CERTIFICATE OF INCORPORATION



          Comdisco, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY
CERTIFY:

          FIRST: That the Board of Directors of said corporation, at a meeting duly held, adopted a resolution setting forth a proposed amendment to the Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

          RESOLVED, that the Restated Certificate of Incorporation of Comdisco, Inc. be amended by changing the Fourth Article thereof so that, as amended, said Article shall be and read as follows:

          The aggregate number of shares which Comdisco shall have authority to issue is 850,000,000 of which 750,000,000 shares shall be designated as "Common Stock" of the par value of $0.10 per share and 100,000,000 shares shall be designated as "Preferred Stock" of the par value of $0.10 per share.

          SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, upon written waiver of notice signed by all stockholders at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

          THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

          IN WITNESS WHEREOF, said Comdisco, Inc. has caused this certificate to be signed by Philip A. Hewes, its Senior Vice President and Secretary, this Third day of February, 1998.


                                 Comdisco, Inc.



                          By:/s/Philip A. Hewes
                            Senior Vice President and Secretary